EXHIBIT NO. EX-99.a.9

                                 GAM FUNDS, INC.
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                             ARTICLES SUPPLEMENTARY
                             ----------------------

     GAM  Funds,   Inc.,  a  Maryland   corporation   (hereinafter   called  the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting held on December 15, 1994, adopted a resolution reclassifying twenty-five million (25,000,000) unissued shares of the par value of $.001 per share of the Common Stock of the Corporation as shares of "GAMerica Capital Fund Common Stock" by setting or changing, before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications of terms of redemption and the conversion or other rights thereof as hereinafter set forth.

     SECOND: The Board of Directors of the Corporation, at a meeting held on December 15, 1994, adopted a resolution reclassifying twenty-five million (25,000,000) unissued shares of the par value of $.001 per share of the Common Stock of the Corporation, previously designated as "GAM Tokyo Fund Common Stock," as shares of "GAM Asian Capital Fund Common Stock" by setting or changing, before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications of terms of redemption and the conversion or other rights thereof as hereinafter set forth.

     THIRD: A description of the shares so reclassified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and


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conditions  of  redemption  as set or changed by the Board of  Directors  of the
Corporation are as follows:

          (a) The shares of GAMerica Capital Fund Common Stock and GAM Asian Capital Fund Common Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

               (1) All consideration received by the Corporation for the issue or sale of shares of GAMerica Capital Fund Common Stock and GAM Asian Capital Fund Common Stock, together with all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class with respect to which it is received for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" the class with respect to which it is received.

               (2) Dividends or distributions on shares of each such class, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets

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          belonging  to the  class  with  respect  to which  such  dividends  or distributions are made.

               (3) In the event of the liquidation or dissolution of the Corporation, stockholders of each class shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to the class of which they are stockholders. The assets so distributable to the stockholders of each class shall be distributed among such stockholders in proportion to the number of shares of the class held by them and recorded on the books of the Corporation.

               (4) The assets belonging to each class shall be charged with the liabilities of the Corporation in respect of such class with such class's share of the general liabilities of the Corporation, in the latter case in the proportion that the net asset value of each such class bears to the net asset value of all classes as determined by Article SIXTH of the Articles of Incorporation. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, and assets to a given class or classes.

               (5) Of each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each such share standing in such stockholder's name on the books of the Corporation irrespective of the class thereof; provided, however, that to the extent class voting is required by the Investment Company Act of 1940, as amended, or Maryland law as to any such matter, those requirements shall apply. Any fractional share, if any such

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          fractional share is outstanding,  shall carry  proportionately all the rights of a whole share, including the right to vote and the right to receive dividends.

          (b) Except as provided in paragraph (a) of this Article THIRD, the provisions of the Articles of Incorporation relating to stock of the Corporation shall apply to shares of and to the holders of GAMerica Capital Fund Common Stock and GAM Asian Capital Fund Common Stock.

     FOURTH: The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

     IN WITNESS WHEREOF, GAM Funds, Inc. has caused these presents to be signed in its game and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                                GAM FUNDS, INC.


                                                By: /s/ Kevin J. Blanchfield
                                                    ----------------------------
                                                    Vice President


ATTEST:



/s/ Mary Moran Zeven
--------------------------
Secretary


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